UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

OPTEX SYSTEMS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-54114	90-0609531
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1420 Presidential Drive, Richardson, TX	75081-2439
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 644-0722

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, par value $0.001 per share	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statements file number to which this form relates: ______________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

Item 1. Description of Registrant’s Securities to be Registered.

Description

This Form 8-A12B hereby registers Optex Systems Holdings, Inc.’s (the “Registrant”) class of common stock, par value $0.001 per share (the “Common Stock”).

The Registrant’s authorized capital stock consists of 2,000,000,000 shares of Common Stock, and 5,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”), of which (i) 1,027 are designed as Series A Convertible Preferred Stock (“Series A Shares”), (ii) 1,010 are designed as Series B Convertible Preferred Stock (“Series B Shares”), and (iii) 400 are designed as Series C Convertible Preferred Stock (“Series C Shares”). As of March 8, 2023, the Registrant had 6,763,070 shares of Common Stock and no shares of Preferred Stock outstanding, with all previously issued Series A Shares, Series B Shares and Series C Shares having been converted or redeemed.

All shares of Common Stock rank equally as to (i) voting rights, (ii) dividend rights, and (iii) participation in a distribution of the assets of the Registrant in the event of a liquidation, dissolution or winding-up of the Registrant. In the event of a liquidation, dissolution or winding-up of the Registrant or other distribution of its assets, holders of the shares of Common Stock will be entitled to receive on a pro rata basis, all of the net assets remaining after the Registrant has discharged its liabilities, subject to any preferential liquidation rights of holders of Preferred Stock that may be outstanding.

A more detailed description of the Common Stock to be registered hereunder is set forth under the caption “Description of Capital Stock” in the Exhibit 4.1 to our Annual Report on Form 10-K for the year ended October 3, 2021, which description is incorporated herein by reference.

Item 2. Exhibits

Exhibits

Under the Instructions as to Exhibits with respect to Form 8-A, no exhibits are required to be filed because no other securities of the Registrant are registered on The Nasdaq Stock Market LLC, and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of Section l2 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Optex Systems Holdings, Inc.
(Registrant)

By:	/s/ Karen Hawkins
Karen Hawkins
Title:	Chief Financial Officer

Date: March 14, 2023